EXHIBIT 99.1

OBA Financial Services, Inc.

FOR IMMEDIATE RELEASE	News Release

OBA Financial Services, Inc. Announces 1st Quarter Results

GERMANTOWN, MARYLAND: November 2, 2012 – OBA Financial Services, Inc., (NASDAQ – OBAF) (“Company”), the parent company of OBA Bank (“Bank”), announces net income of $260 thousand, or $0.07 basic and diluted earnings per share, for the Company’s fiscal first quarter of 2013 which ended September 30, 2012 as compared to net income of $88 thousand, or $0.02 basic and diluted earnings per share, for the period ended September 30, 2011 and net income of $78 thousand, or $0.02 basic and diluted earnings per share, for the fiscal quarter ended June 30, 2012.

The Company’s quarterly income was impacted by an increase in net interest income of $281 thousand for the quarter ended September 30, 2012 as compared to the quarter ended September 30, 2011.  The increase in net interest income primarily reflects continued low market interest rates which allowed the Company to reduce deposit rates while maintaining a competitive position in its local market.

Income Statement
The Company’s net interest income for the quarter ended September 30, 2012 remained unchanged at $3.3 million as compared to the quarter ended June 30, 2012.

The Company’s net interest income for the quarter ended September 30, 2012 was $3.3 million as compared to $2.9 million for the quarter ended September 30, 2011.

Balance Sheet
Total assets were $388.8 million at September 30, 2012 as compared to $392.1 million and $396.7 million at June 30, 2012 and September 30, 2011, respectively.

Total loans increased $16.0 million to $298.0 million at September 30, 2012 from $282.0 million at September 30, 2011.  Total loans increased $1.8 million to $298.0 million at September 30, 2012 as compared to $296.2 million at June 30, 2012.

Total commercial loans increased $26.2 million, or 17.6%, to $174.8 million at September 30, 2012 from $148.6 million at September 30, 2011.  Total commercial loans increased $5.0 million to $174.8 million at September 30, 2012 as compared to $169.9 million at June 30, 2012.

Total deposits remained relatively unchanged at $271.7 million at September 30, 2012 as compared to September 30, 2011 as higher cost brokered certificates of deposit decreased $12.8 million. The Company currently has no brokered certificates of deposit, exclusive of the Certificate of Deposit Account Registry Service (“CDARS”) program.  Total deposits increased $2.1 million to $271.7 million from $269.6 million at June 30, 2012.

Borrowings decreased $6.9 million from $45.8 million at September 30, 2011 to $38.8 million at September 30, 2012 as the Company continued to pay down higher cost borrowings.

Equity and Capital
Stockholders’ equity decreased to $75.7 million at September 30, 2012 as compared to $77.7 million at September 30, 2011 primarily as a result of the Company’s share repurchase program.  The Company remains well-capitalized with ratios well in excess of regulatory minimums.

Asset Quality
Total non-performing assets to total assets increased to 1.57% at September 30, 2012 from 1.55% at June 30, 2012.  Total non-performing assets to total assets decreased to 1.57% at September 30, 2012 from 1.58% at September 30, 2011.  Total non-performing loans to total loans decreased to 2.03% at September 30, 2012 from 2.04% at June 30, 2012 and 2.18% at September 30, 2011.

The allowance for loan losses to total loans increased to 1.05% at September 30, 2012 from 1.02% at June 30, 2012, and 0.85% at September 30, 2011.

About OBA Financial Services, Inc. and OBA Bank
OBA Financial Services, Inc. is the holding company for OBA Bank.  OBA Bank, founded in 1861, is a community-oriented bank which provides a variety of financial services to individuals and small businesses through its offices in Montgomery and Howard Counties of Maryland.  The Bank’s primary deposits are checking, money market, and time certificate accounts and its primary lending products are commercial mortgage and commercial business loans and residential mortgage loans.  Visit www.obabank.com to locate an ATM or branch near you or for more information about OBA Bank.

For additional information or questions, please contact:
Charles E. Weller, President & Chief Executive Officer, or
David A. Miller, S.V.P. & Chief Financial Officer

OBA Financial Services, Inc.
20300 Seneca Meadow Parkway
Germantown, MD 20876
301-916-6400
Email:    cweller@obabank.com
               damiller@obabank.com
Web Site: www.obabank.com

Forward-Looking Statements
When used in this Press Release, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties including, but not limited to, changes in economic conditions in OBA Bank’s market area, changes in policies by regulatory agencies, changes in the Bank’s regulator, fluctuations in interest rates, demand for loans in OBA Bank’s market area, competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, and other risks described in the Company’s filings with the Securities and Exchange Commission.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause The Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revision which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OBA Financial Services, Inc.
FINANCIAL SUMMARY
(dollars in thousands, except per share data)	Three Months Ended			Three Months Ended
	September 30,			June 30,
	2012	2011	% Change	2012	% Change
RESULTS OF OPERATIONS:
Net interest income	$3,255	$2,974	9.4%	$3,157	3.1%
Provision for loan losses	112	147	(23.8)	439	(74.5)
Non-interest income	200	211	(5.2)	183	9.3
Non-interest expense	2,921	2,936	(0.5)	2,777	5.2
Income before taxes	422	102	-	124	-
Income tax	162	14	-	46	-
Net Income	260	88	195.5	78	-

SHARE DATA:
Basic earnings per share	$0.07	$0.02	-%	$0.02	-%
Diluted earnings per share	0.07	0.02	-	0.02	-
Book value per common share(1)	17.48	17.86	(2.1)	17.26	1.3
Tangible book value per common share(1)	17.48	17.86	(2.1)	17.26	1.3
Weighted average shares - basic	3,825,224	4,193,848	(8.8)	3,825,048	-
Weighted average shares - diluted	3,881,946	4,193,881	(7.4)	3,864,705	0.4
Common shares outstanding(1)	4,332,634	4,351,200	(0.4)	4,387,050	(1.2)

SELECTED RATIOS:
Return on average assets	0.27%	0.09%		0.08%
Return on average equity	1.36	0.43		0.41
Net interest margin	3.62	3.52		3.62
Leverage ratio	19.29	19.45		19.17
Tier I risk-based capital ratio	27.66	30.75		27.93
Total risk-based capital ratio	28.82	31.72		29.06
Allowance for loan losses to total loans	1.05	0.85		1.02
Non-performing loans to total loans	2.03	2.18		2.04
Non-performing assets to total assets	1.57	1.58		1.55

END OF PERIOD BALANCES:
Investment securities	$50,379	$37,298	35.1%	$36,850	36.7%
Total loans	298,000	281,999	5.7	296,241	0.6
Earning assets	359,260	338,926	6.0	361,359	(0.6)
Assets	388,755	396,659	(2.0)	392,086	(0.8)
Deposits	271,685	270,716	0.4	269,572	0.8
Borrowings	38,828	45,762	(15.2)	43,431	(10.6)
Stockholders' equity	75,717	77,721	(2.6)	75,715	-

AVERAGE BALANCES:
Investment securities	$40,189	$37,414	7.4%	$37,497	7.2%
Total loans	295,016	280,418	5.2	286,425	3.0
Earning assets	357,616	335,444	6.6	350,406	2.1
Assets	388,680	392,649	(1.0)	389,599	(0.2)
Deposits	270,632	262,927	2.9	261,790	3.4
Borrowings	39,445	46,656	(15.5)	50,006	(21.1)
Stockholders' equity	75,777	80,328	(5.7)	75,981	(0.3)
_________________________
(1) Reflects the inclusion in common shares outstanding of previously granted and voting-eligible shares of restricted stock under the OBA Financial Services, Inc. 2011 Equity Incentive Plan.